Exhibit 99.(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No.4 to the 1933 Act Registration Statement on Form N-6 (No. 333-263757) and Amendment No. 41 to the 1940 Act Registration Statement on Form N-6 (No. 811-08311) (the “Registration Statements”) of our report dated April 14, 2026 relating to the statutory financial statements of American United Life Insurance Company as of December 31, 2025 and 2024 and consent to the incorporation by reference in the Registration Statement of our report dated April 29, 2026 relating to the financial statements of each of the subaccounts of AUL American Individual Variable Life Unit Trust indicated in our report. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana

April 29, 2026